Exhibit 10.5

TRUECAR, INC.

AMENDED AND RESTATED SCOTT PAINTER EMPLOYMENT AGREEMENT

This Amended and Restated Scott Painter Employment Agreement (the “Agreement”) is entered into effective as of 12/20/12 (the “Effective Date”) by and between TrueCar, Inc. (the “Company”) and Scott Painter (the “Executive”), and replaces and supersedes in its entirety the Amended and Restated Scott Painter Employment Agreement entered into between the Company (formerly called “Zag.com. Inc.) and Executive as of June 1, 2010 (the “Original Agreement”).

1.                                      Duties and Scope of Employment.

(a)                   Positions, Duties, and Responsibilities. As of the Effective Date, Executive will serve as Chief Executive Officer and Chairman of the Board of the Company (with Executive’s membership on the Board subject to any required stockholder approval). Executive will render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall reasonably be assigned to him by the Company’s Board of Directors (the “Board”). For the avoidance of doubt: (i) the duties and responsibilities reasonably assigned to Executive by the Board shall at all times include the right to make all decisions concerning the hiring and termination of all management personnel, all of which shall report directly or indirectly to Executive; and (ii) nothing in this Agreement shall be construed to restrict the authority of the Board to invite another employee of the Company to serve as a member of the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b)                   Severance. If (i) the Company terminates Executive’s employment with the Company involuntarily other than for “Cause” (as defined herein), or (ii) the Company Constructively Terminates Executive’s employment (as defined herein), and in the case of both (i) and (ii) above, Executive signs and does not revoke a standard release of claims agreement (the “Release”) with the Company (and such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (“Release Deadline”)), then Executive shall be entitled to receive, subject to Section 1(c) herein, continuing payments of severance pay (less applicable withholding taxes) at a rate equal to his Base Salary rate, as then in effect, for a period of twelve (12) months from the date of such termination (the “Severance Period”), to be paid periodically in accordance with the Company’s normal payroll policies.

(c)                    Timing of Payments/Section 409A.

(i)                                If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance payments or benefits under this Agreement. In no event will such severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. Provided the Release becomes effective no later than the Release Deadline, any severance payments and benefits otherwise payable between the date of Executive’s termination of employment and the date the Release becomes effective and irrevocable will be paid in a lump sum on the date the Release becomes effective and irrevocable, subject to the remaining provisions of this Section 1(c).

(ii)                             Notwithstanding anything to the contrary in this Agreement, no Payments (as defined below) or other severance benefits that otherwise are exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall become payable until Executive has a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any guidance promulgated thereunder and any applicable state law equivalent, as each may be amended from time to time (collectively, “Section 409A”).

(iii)                          Any severance payments or benefits under this Agreement that would be considered Payments (as defined below) will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 1(c)(iv) below. Except as required by Section 1(c)(iv) below, any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive in a lump sum on the sixtieth (60th) day following Executive’s separation from service and the remaining payments shall be made as provided in this Agreement. Further, with respect to any severance payments or benefits under this Agreement that would not be considered Payments, notwithstanding any contrary provisions of this Agreement, in the event that Executive’s separation from service occurs at a time during the calendar year where it would be possible for the Release to become effective in the calendar year following the calendar year in which the Executive’s separation from service occurs, such severance payments or benefits will be paid on the later of: (i) the Release Deadline, (ii) such time as required by the payment schedule applicable to each severance benefit, or (iii) such time as required by Section 1(c)(iv).

(iv)                         Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A on the date of Executive’s termination (other than a termination due to death), and the severance payable to Executive, if any, under this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together the “Payments”), all Payments that are otherwise payable within the first six (6) months following Executive’s separation from service shall be delayed until the earlier of: (i) the date that is six (6) months and one (1) day after the date of the separation from service, or (ii) the date of Executive’s death (such date, the “Delayed Initial Payment Date”), and the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Payments that Executive would otherwise have received on or before the Delayed Initial Payment Date, without any adjustment on account of such delay, if the Payments had not been delayed pursuant to this Section 1(c), and (B) pay the balance of the Payments in accordance with any applicable payment schedules set forth herein. Notwithstanding anything herein to the contrary, if Executive dies following his termination but prior to the six (6) month anniversary of his termination, then any Payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.

(v)                            Any amounts paid under this Agreement that satisfy the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Payments for purposes of this Agreement. Any severance payment that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Payments for purposes of this Agreement. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) annualized compensation based upon the annual rate of pay paid to Executive during his taxable year preceding his taxable year of his separation from service as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurs.

(vi)                         Each payment and benefit under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(vii)                      The foregoing provisions and all benefits and payments under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance or other payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to so comply or be so exempt. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

(d)                   Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other competitive employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board. Notwithstanding the foregoing, Executive may devote business time and attention to:

(i)                                Service as a member of the board of directors, employee, advisor or consultant of any parent corporation or subsidiary corporation of the Company;

(ii)                             Service as a member of the board of directors or consultant of BrightHouse, Inc., SharesPost, and any other entity which the Board may approve from time to time; and

(iii)                          Services as an employee or consultant of any other entity which the Board may approve from time to time.

(e)                    Executive may also devote business time and attention to a single non-compensated advisory position, provided that any such positions are disclosed to the Board. All other advisory positions other than those disclosed in this Agreement must be disclosed to and approved by the Board prior to Executive’s acceptance of any such position. In addition to the positions disclosed in Section 1(d)(ii) above, Executive’s compensated advisory positions with the following entities shall, for purposes of this Agreement, be deemed disclosed to and approved by the Board: the Founder’s Institute, Tesla, and PriceLock. Executive shall not, in the aggregate, devote a substantial portion of his time each calendar month to the companies for which he provides advisory services pursuant to this Section 1(e).

(f)                                   Board Seat. Executive shall be entitled to a seat on the Board (“Board Seat”) as specified in Section 2(g) of the Company’s Fourth Amended and Restated Voting Agreement, dated as of June 25, 2010, as may be subsequently amended (the “Voting Agreement”), by and among the Company and the Investors (as such term is defined in the Voting Agreement), which is incorporated herein by reference (with Executive’s membership on the Board subject to any required stockholder approval). If Executive is no longer serving as Chief Executive Officer of the Company but continues to serve as Chairman of the Board and is asked to act as Executive Chairman and/or devote time to the Chairman of the Board position outside the normal Board role, Executive will receive such reasonable compensation for such services as is determined by the Board at such time.

2.                                      At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in an way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3.                                      Base Salary. During the Employment Term, the Company will pay Executive as compensation for his services a base salary at the annualized rate of $313,185.52 (the “Base Salary”). The Base Salary will be paid twice monthly in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding.

4.                                      2012 & 2013 Liquidity Events.

(a)                                 No later than December 28, 2012, Executive shall have the right to sell up to $1,040,000.00 worth of Executive’s vested Company common stock to the Company at the fair market value per share as determined by the Board or the Board’s Compensation Committee (or other authorized committee or delegate of the Board); provided that Executive may only sell those shares of Company common stock that Executive has owned, and which have been vested, for at least six months prior to the date of sale to the Company (the “2012 Liquidity Event”).

(b)                                 Subject to Subsections (e) and (h) of this Section 4, on December 1, 2013, and for a period of thirty (30) days thereafter, Executive shall have the right to sell up to an additional $1,000,000.00 worth of Executive’s vested Company common stock to the Company at the fair market value per share as determined by the Board or the Board’s Compensation Committee (or other authorized committee or delegate of the Board); provided that Executive may only sell those shares of Company common stock that Executive has owned, and which have been vested, for at least six months prior to the date of sale to the Company (the “2013 Liquidity Event”).

(c)                                  If Executive exercises his rights under the 2012 Liquidity Event, then no later than the next meeting of the Board or the Board’s Compensation Committee at which stock options are granted that occurs on or following the effective date of the related stock sale transaction (such date of grant, the “2012 Option Grant Date”), the Board or the Board’s Compensation Committee (or other authorized committee or delegate of the Board) will grant Executive a stock option (the “2012 Option”) to purchase the number of shares of Company common stock equal to the number of shares Executive sells pursuant to the 2012 Liquidity Event; provided, however, that in order to receive the 2012 Option, Executive must be a service provider to the Company as of the 2012 Option Grant Date. Subject to the accelerated vesting provisions set forth herein, the 2012 Option will vest as to 1/48th of the shares monthly (with the first scheduled vest date the one-month anniversary of the 2012 Option Grant Date), which vesting shall occur on the same day of the month as the 2012 Option Grant Date, subject to Executive continuing to provide services to the Company through each applicable vesting date.

(d)                                 Subject to Subsection (e) of this Section 4, if Executive exercises his rights under the 2013 Liquidity Event, then no later than the next meeting of the Board or the Board’s Compensation Committee at which stock options are granted that occurs on or following the effective date of the related stock sale transaction (such date of grant, the “2013 Option Grant Date”), the Board or the Board’s Compensation Committee (or other authorized committee or delegate of the Board) will grant Executive a stock option (the “2013 Option”) to purchase an additional number of shares of Company common stock equal to the number of shares Executive sells pursuant to the 2013 Liquidity Event; provided, however, that in order for Executive to receive the 2013 Option Executive must be employed as Chief Executive Officer of the Company as of the 2013 Option Grant Date. Subject to the accelerated vesting provisions set forth herein, the 2013 Option will vest as to 1/48th of the shares monthly (with the first scheduled vest date the one-month anniversary of the 2013 Option Grant Date), which vesting shall occur on the same day of the month as the 2013 Option Grant Date, subject to Executive continuing to provide services to the Company through each applicable vesting date.

(e)                                  Executive’s rights to both the 2013 Liquidity Event and the 2013 Option shall be contingent upon the Company’s satisfaction of at least one (but only one) of the following conditions precedent: (i) the Company has at least $20,000,000 of cash on hand on November 30, 2013; or (ii) the Company has a positive cumulative EBITDA for the trailing three-month reporting period immediately preceding Executive’s desired date of exercise of the 2013 Liquidity Event (the “Liquidity Measurement Quarter”); or (iii) if the Company has a negative cumulative EBITDA for the Liquidity Measurement Quarter, the Company has cash on hand at least equal to six times the absolute value of the negative cumulative EBITDA for the Liquidity Measurement Quarter.

(f)                                   The 2012 Option and the 2013 Option will be subject to the terms, definitions and provisions of the Company’s 2005 Stock Plan (the “Option Plan”) and a stock option agreement by and between Executive and the Company.

(g)                                  All stock options to be granted to Executive will have an exercise price per share equal to at least one hundred percent (100%) of the fair market value of a share of Company common stock on the date of the applicable stock option’s grant, as determined by the Board or the Board’s Compensation Committee (or other authorized committee or delegate of the Board), unless a higher exercise price is required under the terms of the Option Plan. Further, to the extent a stock option is intended to be an incentive stock option for U.S. federal tax purpose, the exercise price per share of such stock option will be one hundred and ten percent (110%) of the fair market value of a share of Company common stock on the date of the applicable stock option’s grant, as determined by the Board or the Board’s Compensation Committee (or other authorized committee or delegate of the Board), and shall have a maximum term of no more than five (5) years from the date of grant, if such terms are required to maintain eligibility for incentive stock option status for all or a portion of such stock option.

(h)                                 Executive shall be entitled to exercise his rights pursuant to the 2012 Liquidity Event and the 2013 Liquidity Event without regard to Executive’s employment status with the Company at the time of such exercise, provided that: (i) Executive’s employment by the Company has not been terminated for Cause or terminated voluntarily by Executive; and (ii) Executive has not procured employment by or obtained a material ownership interest in a direct competitor of the Company. Regardless of whether Executive has exercised his rights pursuant to the 2012 Liquidity Event, in order to receive the 2012 Option, Executive must be a service provider to the Company (including as an employee, member of the Board, or otherwise) as of the 2012 Option Grant Date. Regardless of whether Executive has exercised his rights pursuant to the 2013 Liquidity Event, Executive must be employed as Chief Executive Officer of the Company as of the 2013 Option Grant Date.

5.                                      Bonus; Annual Equity Grants.

(a)                                 Beginning with calendar year 2013, Executive shall be eligible for a total annual performance-based bonus opportunity targeted at one hundred percent (100%) of Executive’s Base Salary (the “Bonus”). The Bonus shall have two components, the “Semi-Annual Base Bonus Payments” and the “Year-End Stretch Bonus Payments” as described herein, each component of which shall be independently determined without regard to whether Executive has qualified for the other component of the Bonus in the calendar year. Each Semi-Annual Base Bonus Payment and each Year-End Stretch Bonus Payment may only be earned if Executive meets the applicable performance-based requirements as described below and, except as provided by Section 5(d), remains the Chief Executive Officer of the Company through the end of the applicable performance period.

(i)                                Semi-Annual Base Bonus Payments. Fifty percent (50%) of Executive’s total Bonus opportunity for a year shall be based on the Company’s achievement of performance levels against the Board approved incentive plan (the “Board Plan”) for the applicable year, as determined in accordance with the Semi-Annual Base Bonus Structure (as such term is defined below). Such portion of the Bonus (the “Semi-Annual Base Bonus Payments”) shall be paid to Executive, less applicable tax withholdings, in two installments, payable in August of the applicable year and in February of the immediately following year. The measurement of achievement against the Board Plan for an applicable year will be measured as of the last day of June for the first installment with performance annualized and for the twelve month period ending December 31st for the second installment.

(ii)                             Year-End Stretch Bonus Payments. Fifty percent (50%) of Executive’s total Bonus opportunity for a year shall be based on the Company’s achievement of performance levels at or in excess of the Board Plan for the applicable year, as determined in accordance with the Year-End Stretch Bonus Structure (as such term is defined below) (such portions of the Bonus, the “Year-End Stretch Bonus Payments”).  Any such Year-End Stretch Bonus Payments earned shall be paid to Executive, less applicable tax withholdings, in February of the immediately following year (for example, a Year-End Stretch Bonus Payment earned based on 2013 performance will be paid in February 2014).

(iii)                          Semi-Annual Base Bonus Structure. A bonus structure for each year’s Semi-Annual Base Bonus Payments (the “Semi-Annual Base Bonus Structure”) shall be implemented each year after 2012 until the earlier of the closing of the Company’s first bona fide, firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of the Company’s common stock (an “IPO”) or Change of Control.  Each year’s Semi-Annual Base Bonus Structure shall be determined by the Board (or its authorized committee or delegate) based on the Board Plan and Revenue and/or other applicable metrics determined by the Board (or its authorized committee or delegate) for the applicable period(s), with the Board (or its authorized committee or delegate) to annually set the Board Plan and Revenue and/or other applicable metrics for each applicable period (e.g., half-year or annual) for each inflection point and correlating cash bonus for each applicable period in its discretion.  Each year’s Semi-Annual Base Bonus Structure will have at least 4 inflection points, with the highest level of achievement at which a Semi-Annual Base Bonus Payment is payable resulting in a target bonus of fifty percent (50%) of Executive’s then-current Base Salary for achievement at one hundred percent (100%) level of the applicable year’s Board Plan (with the level of achievement required to be determined by the Board or its authorized committee or delegate) with interpolation of the Bonus amount if Revenue falls between any of the specified ranges.  For purposes of clarity, beginning with the earlier of the closing of the IPO or Change of Control, the Semi-Annual Base Bonus Structure need not be substantially similar to the structure set forth above, the Executive’s total bonus opportunity for the Semi-Annual Base Bonus Payment (as a percentage of Base Salary) shall remain no less favorable.

(iv)                         Year-End Stretch Bonus Structures for Future Years. A bonus structure for each year’s Year-End Stretch Bonus (the “Year-End Stretch Bonus Structure”) determined by the Board shall be implemented each year after 2012 until the earlier of the closing of the Company’s IPO or Change of Control. Each year’s Year-End Stretch Bonus Structure shall be determined by the Board (or its authorized committee or delegate) based on the Board Plan and Revenue and/or other applicable metrics determined by the Board (or its authorized committee or delegate) for the applicable year, with the Board (or its authorized committee or delegate) to annually set the Board Plan, the annual Revenue and annual EBITDA and/or other applicable metrics for each inflection point and correlating cash bonus each year in its discretion. Each Year-End Stretch Bonus Structure will have at least 5 inflection points, with the highest level of achievement at which a Bonus is payable resulting in a target bonus of fifty percent (50%) of Executive’s then-current Base Salary for achievement in excess of the applicable year’s Board Plan with interpolation of the Bonus amount if Revenue and EBITDA fall between any of the specified ranges (50% of such bonus to be paid based on Revenue and 50% based on EBITDA) (with the level of excess achievement required to be determined by the Board or its authorized committee or delegate). For purposes of clarity, beginning with the earlier of the closing of the IPO or Change of Control, the Year-End Stretch Bonus Structure need not be substantially similar to the structure set forth above, but Executive’s total bonus opportunity for the Year-End Stretch Bonus (as a percentage of Base Salary) shall remain no less favorable.

(b)                                 In all cases, to the extent earned, Bonus amounts will be paid by the Company, less applicable withholdings, no later than March 15 of the year following the year in which it was earned.

(c)                                  Notwithstanding the foregoing, if (i) the Company terminates Executive’s employment with the Company involuntarily other than for Cause, or (ii) the Company Constructively Terminates Executive’s employment (as defined herein), then Executive shall remain eligible to earn the Bonuses (i.e., both Semi-Annual Base Bonus Payments and Year-End Stretch Bonus Payments) as set forth above for the year in which his termination of employment occurs. Executive shall be eligible to earn the Bonuses based on actual performance results during the applicable Bonus performance period, pro-rated as applicable based on Executive’s termination date. Any such Bonuses shall be paid to Executive, less applicable withholdings, if and when similarly structured bonuses (or components thereof) are payable to other senior employees (but subject to the timing requirements set forth in Section 5(c) above).

(d)                                 The Board shall provide Executive with a performance review (the “Performance Review”) each January until the earlier of an IPO or Change of Control. The Board shall evaluate Executive’s performance during the prior year based on the applicable year’s Board Plan. In connection with the Performance Review, the Board (or its authorized committee or delegate) shall set the following year’s Semi-Annual Base Bonus Structure and Year-End Stretch Bonus Structure in accordance with Section 5(b) above, approve any increases to Executive’s Base Salary and Bonus, approve Executive’s Bonus for the prior year and grant Executive a stock option to purchase Company common stock provided Executive remains the Chief Executive Officer of the Company through the date of grant. Each such option shall be scheduled to vest in approximately equal monthly installments over four (4) years from the date of grant, provided Executive remains the Chief Executive Officer of the Company through each relevant vesting rate and subject to the applicable acceleration of vesting provisions contained in Section 6 of this Agreement. If Executive ceases to remain the Chief Executive Officer of the Company, any then-unvested portion of each such option shall immediately terminate. Each such stock option shall cover a number of shares of Company common stock in an amount not to exceed one percent (1%) of the Company’s then-fully diluted shares outstanding, with the exact number based on the performance against the Board Plan for the applicable year (the “Option Grant Structure”) as determined by the Board and in accordance with the following:

(i)                                Each year until the earlier of the closing of an IPO or Change of Control, an Option Grant Structure shall be implemented that bases the stock option amount on certain specified ranges of Revenue and EBITDA, and such that the Company’s achievement at the one hundred percent (100%) level of the Board Plan for the applicable year shall result in a grant to Executive of a stock option to purchase the number of shares of Company common stock equal to 0.5% of the Company’s then-fully diluted shares outstanding and Company underperformance or over-performance results in a grant to Executive based on a similarly scaled structure with at least 7 inflection points, ranging from a grant of an option to purchase 0.0% to a maximum of 1.0% of the Company’s then-fully diluted shares outstanding, with performance at the one hundred percent (100%) level of Board Plan at the number 3 inflection point with interpolation of the stock option amount if Revenue and EBITDA fall between any of the specified ranges (50% of such stock option grant to be paid based on Revenue and 50% based on EBITDA). The Board (or its authorized committee or delegate) shall set the annual Revenue and annual EBITDA metrics for each inflection point and correlating amount of shares to be covered by the option each year in its discretion. Beginning with the earlier of the closing of an IPO or Change of Control, no additional option grants or other equity awards to Executive will be required under this Agreement, and any additional stock options or other equity grants to Executive will be made in the sole discretion of the Board (or its authorized committee or delegate).

(ii)                             Except as otherwise provided in this Agreement or as determined otherwise by the Board (or authorized committee or delegate of the Board), each stock option granted pursuant to this Section 5(e) shall be, to the maximum extent permitted under applicable law, an “incentive stock option” (as defined in Section 422 of the Code), granted under, and subject to the terms, definitions and provisions of, a Company equity plan then in effect and a stock option agreement thereunder to be entered into by and between Executive and the Company (together, the equity plan and the option agreements are the “Performance Option Agreements”), each of which is incorporated herein by reference. The exercise price per share of each such option shall be at least one hundred percent (100%) of the fair market value of a share of Company common stock on the date of the option’s grant and with a maximum term of ten (10) years, unless a higher exercise price is required under the terms of the equity plan under which the applicable option is granted; provided, however, that if the option is intended to be an incentive stock option, the exercise price per share will be one hundred and ten percent (110%) of the fair market value of a share of Company common stock on the date of the option’s grant and have a maximum term of five (5) years, if such terms are required to maintain eligibility for incentive stock option status for all or a portion of such option.

6.              Effect of Termination upon Stock Options; Additional Acceleration Provisions.

(a)                                 Following a Change of Control, any of the following events will result in the vesting and exercisability of one hundred percent (100%) of Executive’s then unvested and outstanding stock options:

(i)                                If, upon a Change of Control or within nine (9) months following a Change of Control, the Company terminates Executive’s employment involuntarily other than for Cause or Executive’s employment is Constructively Terminated.

(ii)                                  If Executive remains employed with the Company (or any successor of the Company or subsidiary thereof) for nine (9) months following a Change of Control. For purposes of clarification, if Executive voluntarily terminates his employment not as a result of being Constructively Terminated during the first nine (9) months following a Change of Control, then all unvested options shall lapse.

(b)                                 Vesting and exercisability of Executive’s then unvested and outstanding stock options solely with respect to options granted prior to June 1, 2010 shall accelerate as follows (subject to Executive’s remaining a Service Provider (as such phrase is defined in the Option Plan)) and provided that in no event may more than one hundred percent (100%) of the shares subject to an option become vested and exercisable:

(i)                                     ten percent (10%) acceleration upon the Company’s Change of Control or IPO.

(ii)                                  five percent (5%) upon the Company reaching 10,000 monthly sales volume in any given month prior to December 31, 2010.

(iii)                               five percent (5%) upon the Company’s revenue on a per car sold basis reaching $500.

If, on or before December 31, 2013, the Company terminates Executive’s employment with the Company involuntarily other than for Cause or Executive’s employment is Constructively Terminated, one hundred percent (100%) of the then-unvested and outstanding shares subject to the Springing Option (as set forth and defined in Section 11(b) of the Original Agreement, which Section 11(b) of the Original Agreement is incorporated herein by reference excerpt as modified herein) shall immediately become vested and exercisable.

7.                                      Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to the senior executives of the Company, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.  Additionally, if (i) the Company terminates Executive’s employment with the Company involuntarily other than for Cause, or (ii) the Company Constructively Terminates Executive’s employment (as defined herein), and in the case of (i) and (ii) above, Executive signs and does not revoke the Release (and such Release becomes effective by the Release Deadline), then the Company shall reimburse Executive for the payments #Executive makes for coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) during the Severance Period, (less any amount Executive would have contributed had he remained employed), or until Executive has secured other employment that provides group health insurance coverage, whichever occurs first, provided Executive timely elects and pays for COBRA coverage.  COBRA reimbursements shall be made by the Company to Executive consistent with the Company’s normal expense reimbursement policies, provided that Executive submits documentation to the Company substantiating his payment for COBRA coverage.

7.                                      Unutilized Section. This Section 7 has been intentionally left blank for convenience in maintenance of internal cross-references.

8.                                      Vacation. Executive will be entitled to paid time off during the Employment Term as is applicable to senior executives of the Company in accordance with the Company’s policy which may be revised from time to time, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.

9.                                      Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expenses reimbursement policy as in effect from time to time.  Additionally, the Company shall provide Executive with One Thousand Dollars ($1,000.00) per month during the Employment Term as a car allowance, to be used solely for Executive’s car-related expenses.  Executive’s must remain an employee through the actual payment date to receive the applicable month’s car allowance.

10.                               Right to Maintain. Executive shall have the pro rata right to maintain his percentage of equity ownership on a fully diluted, as converted basis.  This means that to the extent New Securities (as defined below) are purchased by any individual, partner or investor (except stock option grants pursuant to Board-approved stock option agreements or stock issuances in connection with an acquisition) (an “Investor Purchase”), Executive shall have the ability to purchase sufficient New Securities in order to maintain his percentage equity ownership in the Company as calculated immediately prior to such issuance of New Securities. To determine this calculation, all securities (including options or warrants to purchase securities), vested or unvested, held by the Executive and/or Jennifer Painter as of the Effective Date should be the numerator and all of the securities in the Company to include granted options, warrants, and all classes of preferred stock on the denominator.  Each issuance of securities should include a corresponding calculation to determine the amount of securities that must be offered to Executive.  Such purchase must be closed and funded within no later than one hundred and twenty (120) days following the first closing of such financing; provided, however, that such ninety (90) day period will be shortened as necessary such that in no event will right to fund extend beyond the 15th day of the 3rd month following the end of the calendar year in which the financing occurs.  In connection with the Company’s Series D financing, Executive shall exercise his right to maintain under this Section 10 only with respect to up to 178,451 shares of New Securities issued thereunder.  With the exception of Executive’s right to delay actual payment and limits on the timing of purchase as described in this paragraph, Executive’s purchase shall be on the same terms and conditions, including without limitation, the same price, as the parties whose purchase triggered Executive’s right to maintain.  The right to maintain his percentage of equity ownership on a fully diluted, as converted basis provided by this Section 10 shall end on the earlier to occur of an IPO or a Change of Control.

11.                               Corporate Opportunity. Executive agrees to continue observing his duty of good faith and fair dealing, fiduciary duties, and all other applicable duties and obligations to the Company, by offering all corporate opportunities (including, but not limited to, new business ventures) related either directly or tangentially to the business of the Company to the Board.  In response to each corporate opportunity offered by Executive to the Board, the Board shall respond with one of the following determinations: (a) the Company will pursue the corporate opportunity, in which case Executive shall be precluded from individually pursuing such opportunity; (b) the Company does not desire to pursue the corporate opportunity but deems such opportunity to be competitive with the Company’s business, in which case Executive shall be precluded from pursuing said opportunity; or (c) the Company does not desire to pursue the corporate opportunity but does not deem such opportunity to be competitive with the Company’s business, in which case, Executive may pursue such opportunity.  In the case of (c) in the foregoing sentence the Board shall expressly refuse any such opportunities offered by Executive in writing or as memorialized on the Board’s meeting minutes.  Nothing in this Section 11 shall otherwise alter Executive’s fiduciary duties, duty of good faith and fair dealing, or any other contractual, statutory, or other duties and obligations to the Company or alter Executive’s obligations under Section 1(d) of this Agreement.

12.                               2010 Option & Springing Option Unchanged Except as Expressly Provided Herein, Net Exercise of Options; Early Exercisability of Options.

(a)                                 Except as expressly provided herein, nothing in this Agreement shall impact the validity or terms of the 2010 Option and Springing Option set forth and defined in Sections 11(a) and 11(b) of the Original Agreement (which Sections 11(a) and 11(b) of the Original Agreement are incorporated herein by reference), and nothing in this Agreement shall impact the validity or terms of the Option Plan.

(b)                                 The following clauses and sentences of Section 11 of the Original Agreement are hereby stricken from the Original Agreement and shall be of no force or effect whatsoever:

(i)                      the last sentence of Section 11(a) of the Original Agreement, which begins with the words “Notwithstanding anything herein to the contrary” and ends with the words “of a share of Company common stock”;

(ii)                   the proviso clause contained in the fifth full sentence of Section 11(b) of the Original Agreement which states: “provided Executive remains the Chief Executive Officer of the Company through the date of the Vesting Event,”; and

(ii)                   the sixth and seventh full sentences of Section 11(b) of the Original Agreement, which language begins with the words “If Executive voluntarily terminates his employment” and ends with the words “since the date of the Springing Option’s grant.”

(c)                                  All of Executive’s current and future stock option agreements shall permit exercise of Executive’s vested stock options by means of a “net exercise.”

(d)                                 All of Executive’s future stock options that are granted prior to a Change of Control or IPO shall permit early exercise of Executive’s unvested stock options. As soon as practicable following the date of this Agreement, each of Executive’s outstanding stock option agreements shall be amended to permit early exercise. Each early exercisable option shall be subject to the terms and conditions of an early exercise stock option agreement (or amendment to currently outstanding option agreement, as applicable) and related attachments that shall be approved by the Board (or authorized committee or delegate of the Board), and shall include the Company’s right to repurchase, at the lower of (x) the original exercise price or (y) the then-current fair market value, any of the shares purchased by Executive under such stock options which do not vest as a result of the achievement of the performance goals or other vesting terms set forth under the applicable stock option agreements.

13.                               Definitions.

(a)                                 “Cause” shall mean: (i) Executive’s breach of this Agreement, or any confidentiality agreement or invention assignment agreement between Executive and the Company (or any affiliate of the Company); (iii) Executive’s causing the Company to enter into any single agreement that obligates the Company to invest or spend $3,000,000 or more of Company funds without first obtaining Board approval for such action; (iii) Executive being convicted of, or entering a plea of nolo contendere to, any felony; or (iv) Executive’s willful and knowing violation of any federal or state law or regulation applicable to the business of the Company which willful and knowing violation was or is likely to have a detrimental effect on the Company’s business that is not immaterial to the Company.

(b)                                 “Change of Control” shall mean either: the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation or stock transfer, but excluding any such transaction effected primarily for the purpose of changing the domicile of the Company), unless the Company’s stockholders of record immediately prior to such transaction or series of related transactions hold, immediately after such transaction or series of related transactions, at least fifty percent (50%) of the voting power of the surviving or acquiring entity (provided that the sale by the Company of its securities for the purposes of raising additional funds shall not constitute a Change of Control hereunder); or a sale of all or substantially all of the assets of the Company.

(c)                                  “Constructively Terminates” shall mean Executive’s termination of employment with the Company as a result of the occurrence, without Executive’s consent, of any of the following: (i) a material reduction in the Executive’s base salary, excluding the substitution of substantially equivalent compensation and benefits that is applicable to all Company senior management; or (ii) Executive’s removal from his positions, duties, or responsibilities as outlined in Section 1(a), in each case which results in a material diminution of Executive’s authority, duties or responsibilities; or (iii) Executive’s relocation to a location more than fifty (50) miles from the Company’s Los Angeles, California office location; provided, however, that in the event Executive believes that grounds exist for Executive to Constructively Terminate, then Executive agrees to provide the Board with written notice of at least thirty (30) days specifying the purported grounds for such belief and the Company shall have thirty (30) days after receipt of such written notice to cure such purported grounds (unless such purported grounds by their nature cannot be cured, in which case notice and an opportunity to cure shall not be required). If Executive Constructively Terminates, his employment shall be considered “Constructively Terminated.”

(d)                                 “EBITDA” shall mean, for the applicable period, the Company’s earnings before interest, taxes, depreciation and amortization, determined in accordance with generally accepted accounting principles or by such other methodology and/or with such adjustments as the Board shall determine.

(e)                                  “New Securities” shall have the meaning assigned to it in the Fourth Amended and Restated Investors’ Rights Agreement dated as of June 25, 2010, as such agreement may be amended from time to time, provided that any exclusions to the definition as provided therein would only be effective to the extent that no current stockholder participated in the applicable issuance.

(f)                                   “Revenue” shall mean, for the applicable period, the Company’s net revenues generated from third parties, determined in accordance with generally accepted accounting principles or by such other methodology and/or with such adjustments as the Board shall determine.

14.                               Confidential Information. Executive reaffirms and agrees to observe and abide by the terms of the Company’s standard At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) that he entered upon commencing employment with the Company.

15.                               Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

16.                               Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

TrueCar, Inc.

525 Broadway Avenue

Suite 300

Santa Monica, California 90401

Attn: Corporate Secretary

If to Executive:

at the last residential address known by the Company.

17.                               Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

18.                               Arbitration.

(a)                                 General. In consideration of Executive’s service to the Company, its promise to arbitrate all employment related disputes and Executive’s receipt of the compensation, pay raises and other benefits paid to Executive by the Company, at present and in the future, Executive agrees that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from Executive’s service to the Company under this Agreement or otherwise or the termination of Executive’s service with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including Section 1283.05 (the “Rules”) and pursuant to California law. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the California Fair Employment and Housing Act, the

California Labor Code, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b)                                 Procedure. Executive agrees that any arbitration will be administered by the American Arbitration Association (“AAA”) and that a neutral arbitrator will be selected in a manner consistent with its National Rules for the Resolution of Employment Disputes. The arbitration proceedings will allow for discovery according to the rules set forth in the National Rules for the Resolution of Employment Disputes or California Code of Civil Procedure. Executive agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. Executive agrees that the arbitrator shall issue a written decision on the merits. Executive also agrees that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Executive understands the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that Executive shall pay the first $200.00 of any filing fees associated with any arbitration Executive initiates. Executive agrees that the arbitrator shall administer and conduct any arbitration in a manner consistent with the Rules and that to the extent that the AAA’s National Rules for the Resolution of Employment Disputes conflict with the Rules, the Rules shall take precedence.

(c)                                  Remedy. Except as provided by the Rules, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Rules, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

(d)                                 Administrative Relief. Executive understands that this Agreement does not prohibit Executive from pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the workers’ compensation board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim.

(e)                                  Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial. Finally, Executive agrees that Executive has been provided an opportunity to seek the advice of an attorney of Executive’s choice before signing this Agreement.

19.                               Integration. This Agreement, together with the Option Plan, Performance Option Agreements, 2010 Option Agreement, Springing Option Agreement, Voting Agreement and the Confidential Information Agreement and the documents incorporated into this Agreement by reference represent the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including without limitation, the Original Agreement (except with respect to the portions of the Original Agreement to the extent referred to in, and incorporated by reference under, Sections 5, 6, and 12 of this Agreement). With respect to stock options granted on or after the date hereof, the acceleration of vesting provisions, continuation of vesting based on Service Provider status or continuation of service as Chief Executive Officer, the Repurchase Right and ability to exercise stock options through a “net exercise” provision, each as provided herein, will apply to such awards to the extent provided in this Agreement except to the extent otherwise explicitly provided in the applicable equity award agreement with a reference to this Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

20.                               Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

21.                               Governing Law. This Agreement will be governed by the laws of the State of California with the exception of its conflict of laws provisions.

22.                               Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

23.                               Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

Signature Page Follows

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

TRUECAR, INC.

By:	/s/ James Nguyen

Title:	EVP/Secretary

EXECUTIVE:

/s/ Scott Painter
Scott Painter

Signature Page to Second Amended and Restated Scott Painter Employment Agreement